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                                  EXHIBIT 12(b)

                THE CHASE MANHATTAN CORPORATION and Subsidiaries

                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements
                          (in millions, except ratios)

                                                                                      Three Months Ended
                                                                                        March 31, 1998
                                                                                        --------------
EXCLUDING INTEREST ON DEPOSITS
Income before income taxes                                                                 $  1,150
                                                                                           --------

Fixed charges:
      Interest expense                                                                        1,814
      One third of rents, net of income from subleases (a)                                       26
                                                                                           --------
Total fixed charges                                                                           1,840
                                                                                           --------
Less: Equity in undistributed income of affiliates                                               (5)
                                                                                           --------

Earnings before taxes and fixed charges, excluding capitalized interest                    $  2,985
                                                                                           ========

Fixed charges, as above                                                                    $  1,840

Preferred stock dividends                                                                        34
                                                                                           --------
Fixed charges including preferred stock dividends                                          $  1,874
                                                                                           ========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                                                    1.59
                                                                                           ========
INCLUDING INTEREST ON DEPOSITS
Fixed charges including preferred stock dividends, as above                                $  1,874

Add: Interest on deposits                                                                     1,815
                                                                                           --------
Total fixed charges including preferred stock
   dividends and interest on deposits                                                      $  3,689
                                                                                           ========

Earnings before taxes and fixed charges, excluding capitalized interest,
   as above                                                                                $  2,985

Add: Interest on deposits                                                                     1,815
                                                                                           --------
Total earnings before taxes, fixed charges, and interest on deposits                       $  4,800
                                                                                           ========

Ratio of earnings to fixed charges
      and preferred stock dividend requirements                                                1.30
                                                                                           ========

(a) The proportion deemed representative of the interest factor.


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